Exhibit 5





                                                              March 10, 1999


Comcast Corporation
1500 Market Street
Philadelphia, PA 19102-2148

Ladies and Gentlemen:

     I am Senior Deputy General Counsel and Vice President of Comcast Corporation, a Pennsylvania corporation (the "Company"). I have acted as counsel to the Company in connection with the Company's Registration Statement on Form S-3 (File No. 33-50785) and the Company's abbreviated Registration Statement on Form S-3 (the "462(b) Registration Statement") to register additional securities pursuant to Rule 462(b) under the Securities Act of 1933, as amended, in each case filed or to be filed with the Securities and Exchange Commission pursuant to the Securities Act, for the registration of the sale of securities of the Company, including subordinated debentures (a "Debenture") of the Company to be issued pursuant to a subordinated indenture dated as of February 20, 1991 between the Company and Bankers Trust Company, as Trustee (the "Indenture").

     I have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents, corporate records, certificates of public officials and other instruments as I have deemed necessary for the purposes of rendering this opinion.

     On the basis of the foregoing, I am of the opinion that when the specific terms of a particular Debenture have been duly authorized and established in accordance with the Indenture, and such Debenture has been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture, against payment therefor in accordance with the applicable underwriting or other agreement or upon exchange in accordance with the terms of any other Security that has been duly authorized, issued, paid for and delivered, such Debenture will constitute the valid and binding obligation of the Company.

     In connection with my opinion expressed above, I have assumed that, at or prior to the time of the delivery of any such Debenture, (i) the Board of Directors shall have duly authorized the issuance and sale of such Debenture and such authorization shall not have been modified or rescinded; (ii) effectiveness of each Registration Statement referred to above shall not have been terminated or rescinded; and (iii) there will not have occurred any change in law affecting the validity or enforceability of such Debenture. I have also assumed that none of the terms of any Debenture to be established subsequent to the date hereof, nor the issuance and delivery of such Debenture, nor the compliance by the Company with the terms of such Debenture will violate any applicable law or will result in a violation of any provision of any instrument or agreement then binding upon the Company, or any restriction imposed by any court or governmental body having jurisdiction over the Company.

     I am a member of the Bar of the Commonwealth of Pennsylvania and the foregoing opinion is limited to the laws of the Commonwealth of Pennsylvania and the federal laws of the United States of America.



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Comcast Corporation                    -2-                       March 10, 1999



     I hereby consent to the filing of this opinion as an exhibit to the 462(b) Registration Statement. In addition, I consent to the reference to me under the caption "Legal Matters" in the prospectus.

                                                    Very truly yours,

                                                    /s/ Arthur R. Block
                                                    Arthur R. Block